AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is made and entered into as of this 15th day of February, 1995, by and between International Recovery Corp., a Florida corporation (the "Company"), and Ralph R. Weiser (the "Executive").

                  RECITALS. Executive is currently employed by the Company pursuant to an employment agreement which expires January 31, 1999. Executive is a senior executive officer of the Company and an integral part of its management. The Company wishes to extend the Executive's employment for an additional one year term, and to extend and expand the scope of the Executive's current non-compete covenant. In order to retain the Executive and to assure both the Executive and the Company of the continuity of management in the event of any actual or threatened Change of Control (as defined in Section 3.1) of the Company, the Company desires to provide severance benefits to the Executive if the Executive's employment with the Company and/or its subsidiaries or affiliates terminates as provided herein concurrent with or subsequent to a Change of Control. The parties have agreed to amend and restate the Executive's employment agreement to reflect the foregoing terms.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. EMPLOYMENT. The Company hereby employs Executive for a term (the "Employment Term"), commencing on the date hereof and ending on March 31, 2000, to serve as Chairman of the Board. Executive hereby accepts such employment.
                  2. COMPENSATION AND BENEFITS. During the Employment Term, the Company shall pay Executive the compensation and other amounts set forth below.

                           2.1      BASE SALARY.  The Company shall pay
Executive an annual salary ("Base Salary") of $250,000 during each year of the Employment Term, payable in equal installments according to the Company's regular payroll practices and subject to such deductions as may be required by law.

                           2.2      BONUS.

                                    (a)     Subject to subsections (c), (d) and
(e) below, the Company shall pay Executive an annual bonus (the "Bonus") for each fiscal year during the Employment Term, through March 31, 2000, equal to five percent (5%) of the net pre-tax profit of the Company in excess of $2,000,000. For purposes of this Agreement, the net pre-tax profit of the Company shall be determined by the Company's certified public accountants in accordance with generally accepted accounting principles, applied on a consistent basis.

                                    (b)     The requirement that the Company
achieve the net pre-tax profit required by this Section 2.2 (the "Performance Goal") is intended as a "performance goal" for Executive, as that term is used in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and Regulations promulgated thereunder. The Company hereby represents and warrants to Executive that such Performance Goal has been determined and approved by a Compensation Committee of the Board of Directors (the "Compensation Committee"), consisting of three (3) outside directors, as required by Code ss. 162(m)(4)(C)(i) and Regulations promulgated thereunder.

                                    (c)     Notwithstanding anything to the
contrary contained herein, in no event shall Executive receive any portion of his Bonus if the Company could not reasonably deduct such portion solely by operation of Code ss. 162(m). For purposes of this limitation: (i) no portion of the Executive's compensation or benefits, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment, shall be taken into account; (ii) no portion of any compensation or benefits shall be taken into account which, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive, does not constitute "applicable employee remuneration" within the meaning of Code ss.162(m) and Regulations promulgated thereunder; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Executive's remuneration shall be determined by the Company's independent auditors in accordance with the Code.

                                    (d)     At any time during the Employment
Term, upon written request of Executive, the Company shall submit the Performance Goal and other material compensation terms provided herein for approval by the Company's shareholders so as to comply with Code ss. 162(m)(4)(C)(ii) and Regulations promulgated thereunder, and the Company shall use reasonable efforts to secure such shareholder approval; provided, (i) the Company shall not be required to call a special shareholders meeting for the sole purpose of complying with this section; and (ii) in order to have such approval sought at the Company's annual shareholders meeting, Executive shall provide written notice thereof to the Company no less than ninety (90) days prior to the scheduled date of the annual meeting. If any executive officer of the Company requests that his Performance Goal and compensation terms be submitted for shareholder approval pursuant to this Agreement, the Company shall have the right to submit the Performance Goals and compensation arrangements of all executive officers for shareholder approval at the same meeting.

                                    (e)     If required to comply with Code
ss.162(m)(4)(C)(iii), the Company's Compensation Committee shall, before the payment of any Bonus, certify in writing, if applicable, that the Performance Goal and any other material terms hereof were satisfied, as necessary to comply with Code ss. 162(m)(4)(C)(iii).

                                    (f)     The provisions of this Section 2.2
are intended, and shall be interpreted, to comply with the requirements of Code ss. 162(m) so as to permit the Company to deduct all payments of applicable employee remuneration made to Executive pursuant to this Agreement.

                           2.3      BENEFITS.  Executive:  (i) shall be entitled
to receive all medical, health, disability, life and dental insurance, and other similar employee benefit programs, which may be provided by the Company to its employees from time-to-time; (ii) shall be entitled to reimbursement for reasonable and necessary out-of- pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefor); (iii) shall be paid an auto allowance of $1,000.00 per month; and (iv) shall be entitled to six (6) weeks paid vacation each calendar year, and any vacation time not taken during any calendar year shall be carried over into subsequent calendar years.

                  3.       CERTAIN DEFINITIONS.

                           3.1      CHANGE OF CONTROL.  For purposes of this
Agreement, a "Change of Control" shall be deemed to have occurred if:

                                    (a)     a third person, including a "group"
as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but excluding any employee benefit plan or plans of the Company and its subsidiaries and affiliates, becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

                                    (b)     the individuals who, as of the date
hereof, constitute the Board of Directors of the Company (the "Board" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute a least two-thirds (2/3) of the Board, or in the case of a merger or consolidation of the Company, do not constitute or cease to constitute at least two-thirds (2/3) of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly, by another corporation or entity, do not constitute or cease to constitute at least two-thirds (2/3) of the board of such controlling corporation or do not have or cease to have at least two-thirds (2/3) of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds (2/3) voting control of such controlling entity); provided that any person becoming a director (or, in the case of a controlling non- corporate entity, obtaining a position comparable to a director or obtaining a voting interest in such entity) subsequent to the date hereof whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                                    (c)     there is a liquidation or
dissolution of the Company or a sale of all or substantially all of the assets of either or both (i) the business group which constitutes the aviation and marine fuel sales division of the Company as of the date hereof, or (ii) the business group which constitutes the used oil division of the Company as of the date hereof; or

                                    (d)     if the Company enters into an
agreement or series of agreements or the Board passes a resolution which will result in the occurrence of any of the matters described in Subsections (a), (b) or (c), and the Executive's employment is terminated subsequent to the date of execution of such agreement or series of agreements or the passage of such resolution, but prior to the occurrence of any of the matters described in Subsection (a), (b) or (c), then, upon the occurrence of any of the matters described in Subsections (a), (b) or (c), a Change of Control shall be deemed to have retroactively occurred on the date of the execution of the earliest of such agreement(s) or the passage of such resolution.

                           3.2      CAUSE.  For purposes of this Agreement,
"Cause" means (i) an act or acts of fraud, misappropriation, or embezzlement on the Executive's part which result in or are intended to result in his personal enrichment at the expense of the Company or its subsidiaries or affiliates, (ii) conviction of a felony, or (iii) willful failure to report to work for more than thirty (30) continuous days not attributable to eligible vacation or supported by a licensed physician's statement.

                           3.3      DISABILITY.  For purposes of this Agreement,
"Disability" means disability which after the expiration of more than twelve
(12) months after its commencement is determined to be total and permanent by an independent physician mutually agreeable to the parties. Notwithstanding any disability of Executive, he shall continue to receive all compensation and benefits provided under Section 2 until his employment is actually terminated, by a Notice of Termination pursuant to Section 4.2.

                           3.4      GOOD REASON.  For purposes of this
Agreement, "Good Reason" means:

                                    (a)     any failure by the Company and/or
its subsidiaries or affiliates to furnish the Executive and/or where applicable, his family, with: (i) total annual cash compensation (including annual bonus),
(ii) total aggregate value of perquisites, (iii) total aggregate value of benefits, or (iv) total aggregate value of long term compensation, including but not limited to stock options, in each case at least equal to or exceeding or otherwise comparable to in the aggregate, the highest level received by the Executive from the Company and/or its subsidiaries or affiliates during the six
(6) month period (or the one (1) year period for compensation, perquisites and benefits which are paid less frequently than every six (6) months) immediately preceding the Change of Control, other than an insubstantial and inadvertent failure remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

                                    (b)     the Company's and/or its
subsidiaries' or affiliates' requiring the Executive to be based or to perform services at any site or location more than fifteen (15) miles from the site or location at which the Executive is based at the time of the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities (which does not materially exceed the level of travel required of the Executive in the six (6) month period immediately preceding the Change of Control);

                                    (c)     any failure by the Company to obtain
the assumption and agreement to perform this Agreement by a successor as contemplated by Section 9; or

                                    (d)     without the express prior written
consent of the Executive (which consent the Executive has the absolute right to withhold), (i) the assignment to the Executive of any duties inconsistent in any material respect with the highest level of the Executive's position (including titles and reporting relationships), authority, responsibilities or status as in effect at any time during the six (6) month period immediately preceding the Change of Control, or (ii) any other material adverse change in such position, authority, responsibility or status.

                           For the purposes of this Section 3.4, any good
faith interpretation by the Executive of the foregoing definitions of "Good Reason" shall be conclusive on the Company. No termination by Executive for Good Reason shall be deemed a voluntary termination by Executive for purposes of any stock option, employee benefit or similar plan of the Company.

                           3.5      NOTICE OF TERMINATION.  For purposes of this
Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).

                           3.6      DATE OF TERMINATION.  Date of Termination
means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

                           3.7      SEVERANCE PERIOD.  The Severance Period
means a period of two (2) years beginning on the day following the Executive's Date of Termination.

                  4.       TERMINATION.

                           4.1      EVENTS OF TERMINATION.  The Executive may
terminate his employment with the Company, for Good Reason, at any time during the first three (3) years following a Change in Control of the Company. The Company may terminate Executive's employment with the Company at any time upon the occurrence of one or more of the events set forth in subsections (a) through
(c) below. The death or Disability of Executive shall in no event be deemed a termination of employment by Executive.

                           (a)      The death of Executive.

                           (b)      The Disability of Executive.

                           (c)      The discharge of Executive by the Company
for Cause.

                           4.2      NOTICE OF TERMINATION.  Any termination of
the Executive's employment by the Executive for Good Reason, or by the Company for Cause or otherwise, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(h).

                  5.       OBLIGATIONS UPON TERMINATION.

                           5.1      VOLUNTARY TERMINATION BY EXECUTIVE AND
TERMINATION FOR CAUSE. If the Executive's employment with the Company is terminated (i) voluntarily by the Executive, for any reason other than Good Reason, or (ii) by the Company for Cause, the Company shall pay Executive, within five (5) business days after his Date of Termination, his Base Salary, unused vacation entitlement and car allowance through the Date of Termination (if not already paid), and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; except that, to the extent that the Company's insurance, stock option and other benefit plans provide certain rights and benefits after an employee's termination, Executive may continue to receive such rights and benefits in accordance with the terms of such plans.

                           5.2      TERMINATION FOR DEATH OR DISABILITY.  If
Executive's employment is terminated by the Company due to the Executive's death or Disability, the Company shall pay Executive (or his heirs and/or personal representatives): (i) Executive's Base Salary, unused vacation entitlement and car allowance through the Date of Termination (if not already paid); and (ii) the Bonus payable under Section 2.2, if any, for the fiscal year in which Executive's termination occurred, as if Executive had been employed by the Company for the full fiscal year; and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; except that, to the extent that the Company's insurance, stock option and other benefit plans provide certain rights and benefits after an employee's termination, Executive may continue to receive such rights and benefits in accordance with the terms of such plans. Amounts payable under subsection (i) of this Section 5.2 shall be paid within five (5) business days after the Date of Termination, and the Bonus payable under subsection (ii) shall be paid on or before May 15 of the fiscal year following the fiscal year in which the termination occurred.

                           5.3      TERMINATION BY THE COMPANY IN DEFAULT OF
AGREEMENT. If the Executive's employment with the Company is terminated by the Company for any reason other than the Executive's death or Disability, or Cause, the Company shall pay and provide Executive:

                           (a)      Executive's Base Salary, unused vacation
entitlement and car allowance through the Date of Termination
(if not already paid); plus

                           (b)      an amount equal to the greater of: (i) the
average annual cash compensation (Base Salary, car allowance and Bonus) paid to Executive during the five (5) fiscal years immediately preceding the Date of Termination, MULTIPLIED BY the number of years or portions thereof remaining on the Employment Term on the Date of Termination; or (ii) the cash payment described in Section I of Exhibit A attached hereto and made a part hereof; plus

                           (c)      the benefits described in Sections II
through IV of Exhibit A.

The amounts payable under subsections (a) and (b) of this Section 5.3 shall be paid to Executive by cashier's check within five (5) business days after his Date of Termination. The payments and benefits paid and provided pursuant to this Section 5.3 (the "Default Payments") shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and as liquidated damages and in full settlement of any and all claims by Executive against the Company as a result of the Company's breach of this Agreement; except that, to the extent that the Company's insurance, stock option and other benefit plans provide certain rights and benefits after an employee's termination, Executive may continue to receive such rights and benefits in accordance with the terms of such plans. Such Default Payments: (i) are not contingent on the occurrence of any change in the ownership or effective control of the Company; (ii) are not intended as a penalty; and (iii) are intended to compensate Executive for his damages incurred by reason of the Company's breach of this Agreement, which damages are difficult to ascertain.

                           5.4      TERMINATION BY EXECUTIVE FOR GOOD REASON.
If the Executive's employment with the Company is terminated by the Executive for Good Reason, the Company shall pay and provide Executive, within five (5) business days after the Date of Termination, as severance compensation, the cash amounts and benefits (collectively, "Severance Benefits") described in Exhibit
A. The Severance Benefits paid and provided pursuant to this Section 5.4 shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and in full settlement of any and all claims by Executive for such compensation or benefits; except that, to the extent that the Company's insurance, stock option and other employee benefit plans provide certain rights and benefits after an employee's termination, Executive may continue to receive such rights and benefits in accordance with the terms of such plans. The Company agrees that following a Change of Control, the Company shall not, without the Executive's consent, amend any employee insurance or benefit plan or program of the Company or its subsidiaries or affiliates in any manner that would adversely affect the Executive's rights under such plan or program.

                  6.       COVENANT AGAINST UNFAIR COMPETITION.

                           (a)      Executive agrees that while he is employed
by the Company, and for a period of three (3) years following any termination of his employment, for any reason, he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

                                    (i)     own, control, manage, be employed
by, consult with, or otherwise participate in, a business (other than that of the Company) involved within the Trade Area (as hereinafter defined) in (1) the storage, handling, delivery, marketing, sale, distribution or brokerage of aviation fuel, marine fuel or lubricants, aviation flight services, or marine fuel services, (2) the collection, storage, handling, recycling, processing, refining, sale, brokerage, marketing or distribution of used oil or used oil products, or (3) any other service or activity which is competitive with the services or activities which are or have been performed by the Company or its subsidiaries or affiliates since January 1, 1994;

                               (ii)         solicit, call upon, or attempt to
solicit, the patronage of any individual, partnership, corporation or other legal entity to whom the Company or its subsidiaries or affiliates sold products or provided services, or from whom the Company or its subsidiaries or affiliates purchased products or services, at any time since January 1, 1994, for the purpose of obtaining the patronage of any such individual, partnership, corporation or other legal entity;

                              (iii)         solicit or induce, or in any manner
attempt to solicit or induce, any person employed by the Company or its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will; or

                               (iv)         use, directly or indirectly, on
behalf of himself or any other person or business entity, any trade secrets or confidential information concerning the business activities of the Company or any of the Company's subsidiaries or affiliates. Trade secrets and confidential information shall include, but not be limited to, lists of names and addresses of customers and suppliers, sources of leads and methods of obtaining new business, methods of marketing and selling products and performing services, and methods of pricing.

                           (b)      As used herein, the term "Trade Area" shall
mean: (i) the States of Florida, Louisiana, Georgia, Delaware, Pennsylvania, New York, California, Virginia, New Jersey, and Maryland, (ii) any other state where the Company and/or its subsidiaries or affiliates collect or sell used oil or used oil products, (iii) Singapore, Greece, South Korea, England and Costa Rica, and (iv) any airports or seaports throughout the world which are or were serviced by the Company or its subsidiaries or affiliates at any time since January 1, 1994.

                           (c)      Executive recognizes the importance of the
covenant contained in this Section 6 and acknowledges that, based on his past experience and training as an executive of the Company, the projected expansion of the Company's business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company's legitimate business interests, including without limitation, the

Company's trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of Executive's rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 6 are essential elements of this Agreement and that but for these covenants, the Company would not have agreed to enter into this Agreement.

                           (d)      If Executive commits a breach or threatens
to commit a breach of any of the provisions of this Section 6, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 6 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

                           (e)      If any covenant contained in this Section 6,
or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

                           (f)      The provisions of this Section 6 shall
survive the expiration and termination of this Agreement, and the termination of Executive's employment hereunder, for any reason.

                  7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option or other agreements with the Company or any of its subsidiaries or affiliates. In the event there are any amounts which represent vested benefits or which the Executive is otherwise entitled to receive under any other plan or program of the Company or any of its subsidiaries or affiliates at or subsequent to the Date of Termination, the Company shall pay or cause the relevant plan or program to pay such amounts, to the extent not already paid, in accordance with the provisions of such plan or program.

                  8. FULL SETTLEMENT. Except as specifically provided otherwise in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as expressly provided in Section II(ii) of Exhibit A, the Severance Benefits shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded daily, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of two percent (2%) over the base or prime rate announced by NationsBank of Florida, N.A. in effect from time to time during the period of such nonpayment, but in no event greater than the highest interest rate permitted by law for such payments.

                  9. SUCCESSORS. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives, executors, heirs and legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, by a written agreement in form and substance reasonably satisfactory to the Executive, delivered to the Executive within five (5) business days after such succession.

                  10.      MISCELLANEOUS.

                           (a)      MODIFICATION AND WAIVER.  Any term or
condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by all of the parties hereto.

                           (b)      GOVERNING LAW.  The validity and effect of
this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. In any action or proceeding arising out of or relating to this Agreement (an "Action"), each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Miami, Florida, and further agrees that any Action may be heard and determined in such federal court or in such state court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in Miami, Florida.

                           (c)      TAX WITHHOLDING.  The payments and benefits
under this Agreement may be compensation and as such may be included in either the Executive's W-2 earnings statements or 1099 statements. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, as well as any other deductions consented to in writing by the Executive.

                           (d)      SECTION CAPTIONS.  Section and other
captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                           (e)      SEVERABILITY.  Every provision of this
Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

                           (f)      INTEGRATED AGREEMENT.  This Agreement
constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. There are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

                           (g)      INTERPRETATION.  No provision of this
Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision. For purposes of this
Agreement: "herein", "hereby", "hereunder", "herewith", "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

                           (h)      NOTICES.  All notices and other
communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  IF TO THE EXECUTIVE: at the Executive's last address appearing in the payroll/personnel records of the Company.

                  IF TO THE COMPANY:

                  International Recovery Corp.
                  700 S. Royal Poinciana Blvd.
                  Suite 800
                  Miami Springs, FL  33166

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the day and year first above written.

WITNESSES:                                  INTERNATIONAL RECOVERY CORP.

/S/SONIA ASENCIO
- -----------------------
                                             By: /S/JOHN R. BENBOW
                                             ----------------------------------
/S/JANET RUSAKOV                                John R. Benbow, Chairman of the
- -----------------------                         Compensation Committee

/S/SONIA ASENCIO                             /S/RALPH R. WEISER
- -----------------------                      ----------------------------------
                                             Executive

/S/JANET RUSAKOV
- -----------------------

                                    EXHIBIT A

                               SEVERANCE BENEFITS

                  (I) CASH PAYMENT. The Company shall pay to the Executive the aggregate of the amounts determined pursuant to clauses (A) through (C) below:

                           (A)      if not already paid, the Executive's Base
Salary, unused vacation entitlement and car allowance through the Date of Termination; and

                           (B)      an amount equal to the Executive's average
annual Base Salary and annual car allowance (collectively, the "Average Base") paid to the Executive during the five (5) fiscal years immediately preceding the fiscal year of termination, MULTIPLIED BY three (3); provided, however, that if the Date of Termination is in the last two (2) years of the Employment Term, the Average Base shall be MULTIPLIED BY two (2); and

                           (C)      an amount equal to the average annual bonus
paid to the Executive during the five (5) fiscal years immediately preceding the fiscal year of termination (the "Average Bonus"); MULTIPLIED BY three (3); provided, however, that if the Date of Termination is in the last two (2) years of the Employment Term, the Average Bonus shall be MULTIPLIED BY two (2).

                           The Company shall pay to the Executive the
aggregate of the amounts determined pursuant to clauses (A) through (C) above in a lump sum by cashier's check within five (5) business days after the Executive's Date of Termination.

             (II)          MEDICAL, DENTAL, DISABILITY, LIFE INSURANCE AND
OTHER SIMILAR PLANS AND PROGRAMS. Until the earlier to occur of (i) the last day of the Severance Period, (ii) the date on which the Executive becomes eligible for the designated or comparable coverage as an employee of another employer which provides or offers such coverage to its employees, or (iii) in the case of benefits requiring employee contributions, the date the Executive fails to make such contributions pursuant to the Company's or the plan's instructions (which instructions shall be reasonable and given to the Executive by the Company within five (5) business days following the Executive's Date of Termination) or otherwise cancels his coverage in accordance with plan provisions, the Company shall continue to provide all benefits which the Executive and/or his family is or would have been entitled to receive under all medical, dental, disability, supplemental life, group life, accidental death and executive accident insurance, and other similar plans and programs of the Company and/or its subsidiaries or affiliates not otherwise provided for in this Agreement, in each case on a basis providing the Executive and/or his family with the opportunity to receive benefits at least equal to the greatest level of benefits provided by the Company and/or its subsidiaries or affiliates for the Executive under such plans and programs as in effect at any time during the six (6) month period immediately preceding the Notice of Termination. The benefits will be paid for by the Company and, to the extent applicable, will be provided in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If the Executive's participation in any such plan or program is barred by COBRA or for any other reason, the Company shall pay or provide for payment of such benefits or substantially similar benefits to the Executive and/or his family.

            (III) STOCK OPTIONS AND RIGHTS. If the Executive is a participant in any stock option or stock purchase plan of the Company, or if the Executive is the holder of any options, warrants or rights to acquire capital stock of the Company (collectively "Stock Rights"), the Executive shall have all of the rights set forth in the relevant plans and Stock Rights. The phrase "Termination Date" as used in the Stock Rights shall mean the end of the Severance Period with respect to Non-Qualified Stock Options granted to the Executive, and the Executive's Date of Termination with respect to Incentive Stock Options granted to Executive.

             (IV) DEFERRED COMPENSATION. The Company shall pay to the Executive the Executive's salary or incentive compensation awards that have been previously deferred, if any, in accordance with the terms of the Executive's individual deferred compensation agreement(s) or the applicable plan(s), as appropriate. The last day of the Severance Period will be considered to be the Executive's termination date for purposes of such agreement(s).

             (V) TAXES. Notwithstanding anything in the foregoing to the contrary, the Company shall not be obligated to pay any portion of the Severance Benefits otherwise payable to Executive pursuant to Section 5.4 of this Agreement if the Company could not reasonably deduct such portion solely by operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this limitation: (i) no portion of the Severance Benefits, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment, shall be taken into account;
(ii) no portion of any Severance Benefits shall be taken into account which, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code; (iii) the Severance Benefits to Executive shall be reduced only to the extent necessary so that the total Severance Benefits (other than those referred to in clause (i or ii) ) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Severance Benefits shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                  Dated as of the 15th day of February, 1995.

/S/SONIA ASENCIO                          /S/RALPH R. WEISER
- -----------------------                   -------------------------------------
Witness                                   Executive

/S/JANET RUSAKOV
- -----------------------
Witness

                                          INTERNATIONAL RECOVERY CORP.

/S/SONIA ASENCIO                          By:/S/JOHN R. BENBOW
- -----------------------                   -------------------------------------
Witness                                      John R. Benbow, Chairman of the
                                             Compensation Committee

/S/JANET RUSAKOV
- -----------------------
Witness